     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 1995

                                                           Registration No. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             ______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________
                                   RADIUS INC.
             (Exact name of Registrant as specified in its charter)
     CALIFORNIA                                        68-0101300
(State or other jurisdiction of                        (I.R.S. employer
incorporation or organization)                         identification no.)
                             ______________________
                             215 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-6100
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                              ____________________
                                  DAVID G. PINE
                                 GENERAL COUNSEL
                                   RADIUS INC.
                             215 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-6100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________
                                   COPIES TO:
                               EDWIN N. LOWE, ESQ.
                              CHERYL D. DAVEY, ESQ.
                                 FENWICK & WEST
                         TWO PALO ALTO SQUARE, SUITE 800
                          PALO ALTO, CALIFORNIA  94306
                              ____________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME FOR A PERIOD OF 45 DAYS (OR SUCH LONGER PERIOD, AS MORE FULLY DESCRIBED HEREIN, THAT MAY APPLY IF USE OF THIS REGISTRATION STATEMENT IS DEFERRED OR SUSPENDED BY THE REGISTRANT) AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT OR UNTIL THE EARLIER OF SALE OF ALL SHARES REGISTERED HEREUNDER.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              _____________________
                         CALCULATION OF REGISTRATION FEE


                                                            PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE        OFFERING PRICE PER       AGGREGATE OFFERING            AMOUNT OF
     TO BE REGISTERED                   REGISTERED(1)            SHARE(1)                PRICE(1)             REGISTRATION  FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                            2,509,319 shs.          $8.3125              $20,858,714                   $7,193
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the average of the high and low prices of the Common Stock on the Nasdaq National Market on August 21, 1995.
                             _______________________


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------

                                2,509,319 SHARES
                                   RADIUS INC.
                                  COMMON STOCK
                               ___________________

ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE SELLING SHAREHOLDERS NAMED HEREIN UNDER "SELLING SHAREHOLDERS." SUCH SHARES ARE BEING OFFERED ON A CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, DURING A PERIOD, WHICH IS ANTICIPATED TO BE 45 DAYS IN LENGTH BUT WHICH IS SUBJECT TO REDUCTION OR EXTENSION AS DESCRIBED IN "PLAN OF DISTRIBUTION," FOLLOWING THE DATE ON WHICH THE REGISTRATION STATEMENT TO WHICH THIS PROSPECTUS RELATES BECOMES EFFECTIVE. NO UNDERWRITING DISCOUNTS, COMMISSIONS OR EXPENSES ARE PAYABLE OR APPLICABLE IN CONNECTION WITH THE SALE OF SUCH SHARES. THE COMMON STOCK OF RADIUS INC. (THE "COMPANY") IS QUOTED ON THE NASDAQ NATIONAL MARKET ("NNM") UNDER THE SYMBOL "RDUS." THE SHARES OF COMMON STOCK OFFERED HEREBY WILL BE SOLD FROM TIME TO TIME AT THEN PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. ON AUGUST 21, 1995, THE CLOSING PRICE OF THE COMMON STOCK ON THE NNM WAS $8.25.

THE SHARES OF COMMON STOCK OFFERED HEREBY WERE ISSUED BY THE COMPANY IN A PRIVATE PLACEMENT TRANSACTION OCCURRING IN JUNE 1995 (THE "PRIVATE PLACEMENT"). THE SHARES OF COMMON STOCK OFFERED HEREBY REPRESENT APPROXIMATELY 14.7% OF THE COMPANY'S CURRENTLY OUTSTANDING COMMON STOCK.
                               ___________________

SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT
    SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK
                                 OFFERED HEREBY.
                               ___________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL OFFENSE.

                                                               PROCEEDS TO
                 PRICE TO THE      UNDERWRITING   PROCEEDS TO     SELLING
                    PUBLIC           DISCOUNT     COMPANY(1)   SHAREHOLDERS(1)
                    ------           --------     ----------   ---------------

PER SHARE. . . . SEE TEXT ABOVE      NONE          NONE        SEE TEXT ABOVE
TOTAL . . . . . .SEE TEXT ABOVE      NONE          NONE        SEE TEXT ABOVE

___________

(1) THE SHARES OF COMMON STOCK OFFERED HEREBY WILL BE SOLD FROM TIME TO TIME AT THE THEN PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THE COMPANY WILL PAY EXPENSES OF REGISTRATION ESTIMATED AT $60,000.
-------------------------------------------------------------------------------
                 THE DATE OF THIS PROSPECTUS IS AUGUST __, 1995.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Mr. David G. Pine, General Counsel, Radius Inc., 215 Moffett Park Drive, Sunnyvale, California 94089; telephone number (408) 541-6100.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's annual report on Form 10-K filed with the Commission for the fiscal year ended September 30, 1994.

(b) The Company's quarterly reports on Form 10-Q filed with the Commission for the quarters ended December 30, 1994, April 1, 1995 and July 1, 1995.

(c) The Company's current report on Form 8-K filed with the Commission on June 28, 1995.

(d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby.

(e) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on July 13, 1990.

                                   THE COMPANY

     The principal executive offices of the Company are located at 215 Moffett Park Drive, Sunnyvale, California 94089 and its telephone number is (408) 541-6100. In this Prospectus, the term "Radius" or "Company" refers to Radius Inc., a California corporation, unless the context otherwise requires.

                                  RISK FACTORS

     Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.


CONTINUING OPERATING LOSSES

     The Company experienced net operating losses in the fiscal years ended September 30, 1993 and 1994 and in the nine months ended July 1, 1995. The Company's ability to achieve and sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company's MacOS compatible systems business has entailed and will continue to entail significant new challenges for the Company (see, "-- New Business of MacOS Compatible Systems" below), and the Company is confronting these challenges at a time in which substantial portions of its core business are in transition. The Company has faced and expects to continue to face increased competition in graphic cards and other products as Apple revamps its product line to a structure based on the Peripheral Component Interconnect Local Bus standard (the "PCI Bus"). As a result of this competition, the Company recently reduced prices on its line of graphic cards for MacOS based PCI Bus computers at the same time that it has experienced increased production costs for those products. In addition, the Company anticipates significantly lower revenue and gross profit from its digital video products primarily due to high sales channel inventory levels of Radius Telecast, the Company's professional quality high-end digital video product, resulting from a longer sales cycle than anticipated, training requirements and technical issues associated with this new product.
The Company currently is implementing sales and marketing programs intended to increase sales of the product to end users, although there can be no assurance that such programs will be successful. For these and other reasons, including those referred to herein, it is anticipated that the Company will record a significant loss for its current fiscal quarter, and there can be no assurance that the Company will be able to achieve profitability in the near term.

WORKING CAPITAL REQUIREMENTS

     The Company's relatively low cash resources have restricted the Company's ability to purchase inventory which has in turn limited its ability to manufacture and sell products and has resulted in higher freight costs for expedited deliveries. The Company's low cash position is due in part to the Company's investment in components for its MacOS based systems and its lack of profitability. The Company is currently in the process of transferring component purchasing for these systems to its turn-key manufacturer, although there can be no assurance whether or when such transfer will be completed or as to the extent to which it will relieve the Company's shortage of cash. Additional funds may be needed to finance the Company's planned development of MacOS compatibles and other products, and for other purposes. There can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

FLUCTUATIONS IN OPERATING RESULTS

     The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Recently, shortages of available cash have delayed the Company's receipt of products from suppliers and increased shipping and other costs. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated noncollectible amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results.

DEPENDENCE ON AND COMPETITION WITH APPLE

     SUCCESS OF APPLE'S BUSINESS

     Historically, substantially all of the Company's products have been designed for and sold to users of Apple personal computers, and it is expected that sales of products for such computers will continue to represent substantially all of the net sales of the Company for the foreseeable future. The Company's operating results would be adversely affected if Apple should lose market share, if Macintosh sales were to decline or if other developments were to adversely affect Apple's business. As software applications for the professional desktop publishing and video markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, recently introduced versions of the Windows operating environment for International Business Machines Corporation ("IBM") and IBM-compatible personal computers support high performance graphics and video applications similar to those offered on the Macintosh. There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.

     COMPETITION WITH APPLE

     A number of the Company's products compete with products marketed by Apple. For example, Apple sells displays and computers in direct competition with displays and MacOS compatibles offered by the Company. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products.
The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. For example, the Company believes that the on-board performance capabilities included in Macintosh Power PC products have reduced and continue to reduce overall sales for the Company's graphics cards. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete, but there can be no assurance that the Company will continue to develop successful new products on a timely basis in the future. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.

     MARKET DISRUPTION CAUSED BY APPLE PRODUCT INTRODUCTIONS

     New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. For example, the Company believes that Apple's transition during 1994 to Power PC products caused delays and uncertainties in the market place and had the effect of reducing demand for the Company's products. In addition, sales of the Company's products could be adversely affected by the uncertainties associated with Apple's revamping of its entire product line from using the NuBus structure to using a structure based on the PCI Bus standard. The Company recently reduced prices on its line of graphic cards for MacOS based PCI Bus computers in anticipation of increased competition. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products. In addition, it is possible that the introduction of new Apple products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.

NEW BUSINESS OF MACOS COMPATIBLE SYSTEMS

     DEVELOPMENT AND DISTRIBUTION OF NEW PRODUCT LINE

     Traditionally, the Company has made peripheral products for Macintosh computers. Becoming a provider for full MacOS-based systems has entailed, and will continue to entail, significant challenges for the Company in designing, developing, manufacturing and distributing products that are substantially different than the Company's other product lines. There can be no assurance that the Company will be successful in this new business. The Company's MacOS compatibles will compete directly with Apple as well as other Apple licensees. Currently, Apple has licensed four other companies to manufacture and sell MacOS compatible systems, and it has announced that it intends to have additional licensees by the end of 1995. The Company's entry into this business will involve substantially greater investment of capital and other resources by the Company than its peripherals business has required. The Company may require additional sources of funding, including, possibly, corporate partnering arrangements, in order to finance its entry into the compatibles business.
There can be no assurance that such financing will be available.

     DEPENDENCE ON APPLE'S SUPPORT

     The Company's entry into the MacOS compatible systems business has been made possible by the Company's license from Apple of the MacOS operating system and the right to manufacture and sell MacOS compatible computers. The Company believes that Apple has licensed these rights to the Company pursuant to Apple's announced strategy to license others to produce and market MacOS compatibles so as to increase overall sales of computers using Apple's MacOS operating system. The Company's MacOS compatibles business is dependent upon Apple's continued commitment to this strategy and Apple's support of the Company's MacOS compatible business. If Apple should, in the future, change its strategy or reduce its support, the Company's compatibles business would be adversely affected. Under the Company's MacOS licenses, the Company must obtain certification from Apple that the Company's compatibles meet Apple's quality/compatibility standards, and the Company must depend upon Apple's willingness to grant such certification. Currently, the Company's licenses from Apple are limited to certain board designs, to certain languages (including English, German, Spanish and French) and to the current generation of the MacOS. In the future, the Company will need to negotiate additional licenses from Apple covering additional board designs and foreign languages, as well as new generations of the operating system as they are introduced. There can be no assurance that such licenses will be available on a timely basis or on acceptable terms. Under the current license agreements, Apple is required to provide adequate information, documentation and support to the Company and to make available to the Company third party licenses of certain technology used in the MacOS compatibles. At times, it has been difficult for the Company to obtain such information, documentation and third party licenses on a timely basis, and there is a risk that Apple will not be willing or able to provide adequate technology and other support in the future. The Company has also confronted delays in obtaining adequate supplies of components for its compatibles. In order to obtain components on a timely basis, the Company must rely on Apple's willingness to authorize component providers to supply the Company's needs and must permit the Company to obtain adequate allocations of components that are in short supply. There can be no assurance that Apple will take the necessary action to assist the Company in obtaining an adequate supply of components or to otherwise provide the necessary assistance and support to the Company's MacOS compatible business.

     The Company's initial sales of MacOS system products have been lower than anticipated as a result of initial production difficulties and delays and component shortages. In addition, the Company expects that the gross margins on such products will be substantially reduced in the near term due to the high costs of production for the initial products reflecting start-up costs and component supply constraints coupled with pricing pressure due to the recent and continuing price reductions by Apple.

COMPETITION

     The markets for the Company's products are highly competitive, and the Company expects competition to intensify. As indicated above, the Company faces competition from Apple, but at the same time is dependent on Apple's support in many respects. See "-- Dependence on and Competition with Apple" and "-- New Business of MacOS Compatible Systems." The Company also faces direct competition in each of its product groups. RasterOps Corporation competes with many of the Company's products. In displays, the Company competes with Apple, Sony Corporation of America ("Sony"), NEC Technology, Inc., Mitsubishi Electronics of America, Inc. and Hitachi Corporation of America, Inc. ("Hitachi"), among others. The Company is dependent on certain of these competitors, including Sony and Hitachi, for its supply of monitors, and there is a risk that these competitors will use their leverage as suppliers to adversely affect the Company's business. The Company's video products face intense competition from Data Translations, RasterOps, Avid Technology, Inc. ("Avid"), and others. Avid's sales of digital video products are significantly greater than the Company's. The Company's video software products compete with products from Adobe and other software providers, but the Company must depend upon access to technical information from Adobe in order for the Company's hardware products to operate in Adobe's software environment. The Company's MacOS compatible systems compete directly with Macintosh computers as well as other licensees of Apple's MacOS technology. See "-- New Business of MacOS Compatible Systems."

     In addition to direct competition from Macintosh-based products, the Company faces indirect competition from Windows-based products, and there is no assurance that the vendors of these products will not enter the Macintosh market. The impending convergence of the Macintosh and Windows platforms on the PCI Bus will increase the availability of competitive products (including the Company's line of graphic cards for MacOS-based PCI Bus computers) from other suppliers. IBM and other personal computer or workstation manufacturers currently offer products that compete directly with some of the Company's products and could introduce additional products, add additional features to their computer systems or alter their systems architectures in a manner that could adversely affect the Company's ability to compete.

     Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would adversely affect the Company's results of operations.

DEPENDENCE ON SUPPLIERS

     OUTSOURCING

     The Company outsources the manufacturing and assembly of its products to third party suppliers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single supplier. The failure of a supplier to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past, the Company has at times experienced substantial delays in its ability to fill customer orders for displays and other products, due to the inability of certain suppliers to meet their volume and schedule requirements and, recently, due to the Company's shortages in available cash. Due to recent shortages in cash resources and because the Company seeks to manage its use of working capital by, among other things, limiting the backlog of inventory it purchases, the Company is particularly vulnerable to delays in shipments from suppliers. Such delays can cause fluctuations in the Company's short term results and contribute to order cancellations.

     COMPONENTS

     The Company is also dependent on sole or limited source suppliers for certain key components used in its products, including color monitors, certain CPU components, certain digital to analog converters, digital video chips, printer engines and other products. Certain other semiconductor components and molded plastic parts are also purchased from sole or limited source suppliers.
A number of these suppliers, including the suppliers of monitors and other display components, are direct competitors of the Company with respect to the components supplied. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. The Company expects that these suppliers will continue to meet its requirements for the components, but there can be no assurance that they will do so. The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers.
Additional time may be needed to identify and qualify suppliers of the new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. Certain components are purchased from foreign suppliers, including displays from Asia. Currency fluctuations can adversely affect the cost and availability of components from these suppliers. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations. The Company's products also incorporate components, such as VRAMs, DRAMs and ASICs that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Although the Company currently is able to obtain an adequate supply of such components, there can be no assurance that the Company will be able to obtain an adequate supply in the future. In addition, because a substantial portion of the total material cost of the Company's products is represented by these components, significant fluctuations in their price and availability could affect its results of operations.

TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS

     TECHNOLOGICAL CHANGE

     The personal computer industry in general, and the professional publishing and video applications within the industry, are characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. Technological innovation is particularly important for the Company, since its business is based on its ability to provide functionality and features not included in Apple's products. As Apple introduces new products with increased functionality and features, the Company's business will be adversely affected unless it develops new products that provide advantages over Apple's latest offerings. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts.

     EVOLUTION TO DESKTOP VIDEO EDITING

     The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to a significant increase in the purchase and use of video editing products. There is a risk that this evolution will not occur in the video editing industry as expected by the Company, or that it will occur at a slower pace than anticipated.

     NEW PRODUCTS

     The introduction of new products is inherently subject to risks of delay. Should the Company fail to introduce new products on a timely basis, the operating results of the Company could be adversely affected. The introduction of new products and the phasing out of older products will require the Company to carefully manage its inventory to avoid inventory obsolescence and may require increases in inventory reserves. The long lead times -- as much as three to five months -- associated with the procurement of certain components (principally displays and ASICs) exposes the Company to greater risk in forecasting the demand for new products. There can be no assurance that the Company's forecasts regarding new product demand and its estimates of appropriate inventory levels will be accurate. Moreover, no assurance can be given that the Company will be able to cause all of its new products to be manufactured at acceptable manufacturing yields or that the Company will obtain market acceptance for these products.

DISTRIBUTION

     The Company's primary means of distribution is through a limited number of third-party distributors and master resellers, and all of the Company's sales of Radius branded MacOS-based systems products in the United States and Canada are made through Ingram Micro, Inc. ("Ingram"). As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that are ordered by these distributors and resellers. Such orders are in turn dependent upon the continued viability and financial condition of these distributors and resellers as well as on their ability to resell such products and maintain appropriate inventory levels. Due in part to the historical volatility of the personal computer industry, certain of the Company's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its reseller channels. If its resellers were to experience financial difficulties, the Company's results of operations could be adversely affected.

     Ingram accounted for 43.8% and 25.1% of the Company's net sales for the three and nine months periods ending July 1, 1995, respectively. For the corresponding periods of 1994, Ingram accounted for 11.0% and 12.0%, respectively, of the Company's net sales. The increase in sales to Ingram reflects a reduction in orders placed by many of the Company's distributors and resellers following the Company's announcement in June 1995 that it had entered into a distribution agreement granting Ingram the exclusive right to distribute Radius branded MacOS-based system products in the United States and Canada. While the Company believes that this exclusive distribution arrangement will facilitate effective and lower-cost marketing distribution of its MacOS-based system products, the extent to which this exclusive distribution arrangement with Ingram will affect the size of future orders from the Company's other distributors and resellers is uncertain. During fiscal 1994 and 1993, Ingram accounted for approximately 13.5% and 11.5% of the Company's net sales, respectively. During fiscal 1992, Intelligent Electronics accounted for 12.4% of the Company's net sales. No other reseller accounted for 10% or more of the Company's net sales during these periods.

INTERNATIONAL SALES

     International sales represented 33.0%, 34.5%, 32.0% and 33.4% of the Company's net sales for the nine months ended July 1, 1995 and the fiscal years ended September 30, 1994, 1993 and 1992, respectively. The Company's international sales are primarily made through distributors and the Company's subsidiary in Japan. The Company expects that international sales will represent a significant portion of its net sales and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. In addition, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business and operating results could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the

Company's ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees. The Company has recently made a number of management changes, including the appointment of a new Chief Financial Officer. If the Company continues to experience financial difficulties, it may become increasingly difficult for it to hire new employees and retain current employees. The Company's inability to retain and attract key employees could have a material adverse effect on the Company's product development and results of operations. The Company does not carry any key person life insurance with respect to any of its personnel.

DEPENDENCE ON PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States. The Company has licensed from Apple the right to manufacture and sell certain MacOS compatibles. The license agreement does not provide for indemnity by Apple against any claims that might be brought alleging that the technology incorporated in the Company's MacOS compatibles infringe third party intellectual property rights.

     The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. There can be no assurance that other intellectual property litigation will not be brought in the future or such litigation will not have a material adverse effect on the Company's financial position or results of operations. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms.

VOLATILITY OF STOCK PRICE; DILUTION

     The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future. In addition, any change in other operating results could have an immediate and significant effect on the prices of the Company's Common Stock. Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of August 1, 1995 by each Selling Shareholder named below (without regard to shares sold by such persons pursuant to this Prospectus). All of the Selling Shareholders named below acquired the shares of Common Stock offered hereby in connection with the Private Placement. Except as described below, no Selling Shareholder has had any position, office or other material relationship with the Company within the past three years. The following table assumes each Selling Shareholder sells all of the shares held by such Selling Shareholder in this offering. The Company is unable to determine the exact number of shares that will actually be sold.

     Assignees of the Selling Shareholders, if any, who acquire shares of Common Stock of the Company from a Selling Shareholder and satisfy certain conditions are entitled to the same registration rights as the named Selling Shareholders. If any such assignee wishes to sell shares hereunder, this Prospectus will be amended or supplemented to name such assignee as a Selling Shareholder.

                                                            Shares Beneficially                     Shares Beneficially
                                                            Owned Prior to Offering                 Owned After Offering
                                                            -----------------------                 --------------------
                                                                                     Shares Being
Name                                                        Number    Percent          Offered      Number         Percent
----                                                        ------    -------          -------      ------         -------
Banque Franck S.A.                                          884,173    5.2%            884,173        --             --
Banque Scandinave en Suisse-Geneva                          545,000    3.2%            545,000        --             --
Legong Investments N.V.                                     150,000       *            150,000        --             --
Buchanan Fund Limited-Atlantic Fund                         125,000       *            125,000        --             --
Buchanan Partners Limited                                   125,000       *            125,000        --             --
J.M. Hull Associates                                        100,000       *            100,000        --             --
Millenco, L.P.                                              100,000       *            100,000        --             --
Wajilei Stiftung                                            100,000       *            100,000        --             --
Hull Overseas Ltd.                                           75,000       *             75,000        --             --
Harbour Investments Ltd.                                     67,200       *             67,200        --             --
Bank Ehringer & CIE                                          55,000       *             55,000        --             --
Convertible Hedged Growth Ltd.                               50,000       *             55,000        --             --
Swiss Volksbank(1)                                           40,946       *             40,146       800              *
Firebird Overseas, Ltd.                                      25,000       *             25,000        --             --
Dennis B. Poster                                             25,000       *             25,000        --             --
Field Nominees Ltd.(2)                                       20,000       *             20,000        --             --
Strong Special Investment Limited Partnership                12,800       *             12,800        --             --
Associated Asset Management Inc.                             10,000       *             10,000        --             --

--------------------
*    Less than 1%.
(1)  Includes 40,146 shares held of record and 800 shares which Swiss Volksbank has the right to acquire within 60 days.
(2)  Represents shares held by Field Nominees Ltd. as trustee for three trusts.

                              PLAN OF DISTRIBUTION

     In connection with the Private Placement, each of the Selling Shareholders entered into a Registration Rights Agreement (collectively, the "Agreements") with the Company. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Agreements. To the Company's knowledge, no Selling Shareholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the NNM or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer engaged by the Selling Shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by the Selling Shareholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     The Selling Shareholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, the Selling Shareholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Shareholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

     Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The Agreements provide that the Registration Statement of which this Prospectus forms a part will remain effective for at least 45 consecutive days. Notwithstanding the foregoing, upon the occurrence of certain events the Company may suspend use of this Prospectus. However, the Company may not exercise its right to suspend use of this Prospectus for the first 30 days after the Registration Statement of which this Prospectus forms a part has been declared effective; and the period during which the Company is required to maintain the effectiveness of such Registration Statement will be extended by 1.5 days for each day during which use of this Prospectus is suspended.

     This offering will terminate as to each Selling Shareholder on the earlier of (a) the period described in the previous paragraph during which the Company is required to maintain the effectiveness of the Registration Statement of which this Prospectus is a part; or (b) the date on which all shares offered hereby have been sold by the Selling Shareholders. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

     Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made: (a) to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if a Selling Shareholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West, Two Palo Alto Square, Suite 800, Palo Alto, California 94306.

                                     EXPERTS


     The consolidated financial statements and schedules of Radius Inc. incorporated by reference in Radius Inc.'s Annual Report (Form 10-K) for the year ended September 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the litigation mentioned in Note 3 to the consolidated financial statements), included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                   RADIUS INC.




                              2,509,319 Shares of
                                  Common Stock





                              ____________________

                                   PROSPECTUS
                              ____________________





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee                     $  7,193
Accounting fees and expenses                                              15,000
Legal fees and expenses                                                   30,000
Miscellaneous                                                              7,807
                                                                        --------
     Total                                                              $ 60,000
                                                                        --------
                                                                        --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The provisions of Section 317 of the California Corporations Code, Article V of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Registrant. This indemnification may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. In addition, Article IV of the Registrant's Articles of Incorporation provides that the liability of the Registrant's directors shall be eliminated to the fullest extent permissible under the California Law.

     The Registrant has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Registrant's Articles of Incorporation and Bylaws.


     The Registrant currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $10 million.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                        EXHIBIT TITLE
------                        -------------

 4.01     --   Specimen Certificate for shares of Common Stock of the
               Registrant.(1)

 4.02     --   Form of Registration Rights Agreement between the Registrant and certain shareholders.

EXHIBIT
NUMBER                        EXHIBIT TITLE
------                        -------------

 4.03     --   The Registrant's Sixth Amended and Restated Articles of
               Incorporation.(2)

 4.04     --   Certificate of Amendment of Registrant's Sixth Amended and
               Restated Articles of Incorporation.(3)

 4.05     --   The Registrant's Bylaws.(4)

 5.01     --   Opinion of Fenwick & West regarding the legality of the
               securities being issued.

23.01     --   Consent of Ernst & Young LLP, Independent Auditors.

23.02     --   Consent of Fenwick & West (included in Exhibit 5.01).

24.01     --   Power of Attorney (see page II-4).

________________

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-35769) filed with the Commission on July 6, 1990.

(2) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1990.

(3) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1994.

(4) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-47525) filed with the Commission on April 29, 1992.


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 22nd day of August, 1995.

                                        RADIUS INC.


                                        By:  /s/Charles W. Berger
                                        -------------------------
                                        Charles W. Berger
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert W. Saltmarsh and David G. Pine, and each of them, his attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                         DATE
---------                          -----                         ----

PRINCIPAL EXECUTIVE OFFICER:


/s/Charles W. Berger          President, Chief Executive    August 22, 1995
----------------------        Officer and Chairman of the
Charles W. Berger             Board of Directors


PRINCIPAL FINANCIAL OFFICER:


/s/Robert W. Saltmarsh        Vice President, Finance and   August 22, 1995
------------------------      Chief Financial Officer
Robert W. Saltmarsh

PRINCIPAL ACCOUNTING OFFICER:


/s/Cherrie L. Jurado          Controller               August 22, 1995
------------------------
Cherrie L. Jurado

ADDITIONAL DIRECTORS:


/s/Michael D. Boich           Director                 August 22, 1995
------------------------
Michael D. Boich


/s/Lawrence G. Finch          Director                 August 16, 1995
------------------------
Lawrence G. Finch


/s/Michael A. McConnell       Director                 August 22, 1995
------------------------
Michael A. McConnell


/s/Regis McKenna              Director                 August 22, 1995
------------------------
Regis McKenna


/s/David B. Pratt             Director                 August 16, 1995
------------------------
David B. Pratt

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                        EXHIBIT TITLE                                 PAGE
------                        -------------                                 ----

 4.01     --   Speciman Certificate for shares of Common Stock of the
               Registrant.(1)

 4.02     --   Form of Registration Rights Agreement between the Registrant and certain shareholders.

 4.03     --   The Registrant's Sixth Amended and Restated Articles of
               Incorporation.(2)

 4.04     --   Certificate of Amendment of Registrant's Sixth Amended and
               Restated Articles of Incorporation.(3)

 4.05     --   The Registrant's Bylaws.(4)

 5.01     --   Opinion of Fenwick & West regarding the legality of the
               securities being issued.

23.01     --   Consent of Ernst & Young LLP, Independent Auditors.

23.02     --   Consent of Fenwick & West (included in Exhibit 5.01).

24.01     --   Power of Attorney (see page II-4).

________________

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-35769) filed with the Commission on July 6, 1990.

(2) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1990.

(3) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1994.

(4) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-47525) filed with the Commission on April 29, 1992.